As filed with the Securities and Exchange Commission on August 16, 2019

Registration No. 333-177208
Registration No. 333-185316
Registration No. 333-191009
Registration No. 333-207368

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 (No. 333-177208)
Post-Effective Amendment No. 1 (No. 333-185316)
Post-Effective Amendment No. 1 (No. 333-191009)
Post-Effective Amendment No. 1 (No. 333-207368)
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California	33-0898238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

949 South Coast Drive, Suite 300
Costa Mesa, California 92626
(714) 438-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curt A. Christianssen
Executive Vice President and Chief Financial Officer
Pacific Mercantile Bancorp
949 South Coast Drive, Suite 300
Costa Mesa, California 92626
(714) 438-2500
(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:
Joshua A. Dean, Esq.
Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, Tenth Floor
Costa Mesa, California 92626
(714) 513-5100
Approximate date of commencement of proposed sale to the public: Not applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
Pacific Mercantile Bancorp (the “Company”) is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-3, which have been previously filed with the Securities and Exchange Commission, to deregister:

•
Any and all shares of the Company’s common stock registered for resale but unsold as of the date hereof under Registration Statement File No. 333-177208, filed on October 7, 2011, registering the resale of 2,105,262 shares of the Company’s common stock.

•
Any and all shares of the Company’s common stock registered for resale but unsold as of the date hereof under Registration Statement File No. 333-185316, filed on December 6, 2012, registering the resale of 4,962,556 shares of the Company’s common stock.

•
Any and all shares of the Company’s common stock registered for resale but unsold as of the date hereof under Registration Statement File No. 333-191009, filed on September 5, 2013, registering the resale of 2,222,222 shares of the Company’s common stock.

•
Any and all shares of the Company’s common stock registered for resale but unsold as of the date hereof under Registration Statement File No. 333-207368, filed on October 9, 2015, registering the resale of 3,009,148 shares of the Company’s common stock.

The Company’s contractual obligation to maintain the registration of the foregoing shares has terminated. Accordingly, and pursuant to the Company’s undertakings in the foregoing Registration Statements, the Company is filing the Post-Effective Amendments to terminate the effectiveness of the Registration Statements and to remove and withdraw from registration all of the shares of the Company’s common stock covered by the Registration Statements that remain unsold as of the filing date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 16th day of August, 2019. No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

PACIFIC MERCANTILE BANCORP

By:	/s/ CURT A. CHRISTIANSSEN
Curt A. Christianssen, Executive Vice President and Chief Financial Officer